UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


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                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

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                                   33-17598-NY
                            (Commission File Number)


(CHECK ONE)   [ ]  Form 10-K    [ ]  Form 11-K  [ ]  Form 20-F   [X] Form 10-Q
              [ ]  Form N-SAR

For Period Ended:                SEPTEMBER 30, 1999

[ ]  Transition Report on Form 10-K        [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F        [ ]  Transition Report on Form  N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:     N/A

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


                         PART I. REGISTRANT INFORMATION

Full Name of Registrant:                    The Tirex Corporation

Address of Principal Executive Office:      3828 St. Patrick
                                            Montreal, Quebec H4E 1A4

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                        PART II. RULE 12B-25 (b) AND (c)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25 (b), the following should be completed. (Check the appropriate box.)

[X]     (a)       The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ]     (b)       The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report ion Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c)       The  accountant's  statement or other exhibit required by Rule
                  12b-25 (c) has been attached, if applicable


                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         This extension is required because the Company was late in receiving information relative to the Company's financials. The subject filing is expected to be filed on December 22, 1999.

                            PART IV OTHER INFORMATION


         (1) Name and telephone number of person to contact in regard to this notification:

                     John B. M. Frohling, Esq. (973) 226-4600

         (2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If no, identify reports.

                                                    [X] Yes  [ ]   No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ] Yes  [X]   No

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         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              THE TIREX CORPORATION

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: December 21, 1999                By: /s/ MICHAEL D. A. ASH
                                           ---------------------------------
                                               Michael D. A. Ash
                                               Chief Financial Officer

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